Exhibit 10.1

SeaChange International, Inc.

177 Huntington Ave STE 1703 # 73480

Boston, MA 02115-3153

September 22, 2021

Mr. Peter D. Aquino

10400 New Ascot Drive

Great Falls, Virginia 22066

Dear Peter:

Congratulations! I am pleased to confirm our offer to you to become SeaChange International, Inc.’s (“SeaChange”) President and Chief Executive Officer and a member of SeaChange’s Board of Directors (the “Board”). Your expected start date is September 27, 2021. The starting annual base salary for this position is $350,000 (subject to all required payroll taxes, deductions and withholdings) that will be paid semi-monthly.

For fiscal 2022 (ending on January 31, 2022), you will be eligible to receive a discretionary bonus. Whether you will receive a bonus and the amount of any such bonus shall be determined by the Board in its sole and exclusive discretion.

Upon the Board’s approval of the fiscal 2023 budget, the Board shall establish specific target goals which, if fully met, shall make you eligible to receive a cash bonus of up to sixty percent (60%) of your annual base salary. In addition, the Board shall establish specific “stretch” goals which, if fully met, will make you eligible to receive up to an additional forty percent (40%) of your annual base salary (i.e., a maximum of one hundred percent (100%) in the aggregate). Bonus plans are reviewed and approved annually by the Board, and the Board reserves the right to modify such plans at its sole discretion at any time. You must be employed by SeaChange on the date bonus payments are made in order to be eligible to receive such payment.

In addition, the Compensation Committee has approved two equity awards, pursuant to SeaChange’s 2021 Compensation and Incentive Plan (the “Plan”). The first award is a time-based restricted stock unit (“RSU”) award of 300,000 RSUs of SeaChange’s common stock that shall vest annually in three equal installments on the first, second and third anniversary of the grant date. The second award is a performance-based RSU award of 300,000 RSUs of SeaChange’s common stock that shall vest in twelve (12) equal quarterly tranches, with the vesting of each tranche being subject to SeaChange’s having attained quarterly financial goals set by the Board. The grant, vesting and exercise of any equity awards shall at all times be subject to and governed by the Plan.

After six (6) months of employment with SeaChange, in the event that (i) your employment is terminated by SeaChange other than for Cause (as defined in SeaChange’s Change in Control Severance Agreement (the “CIC Agreement”)), that you will be provided on your start date or on the account of death or Disability and (ii) subject to your execution of a general release and satisfaction agreement, in form and substance acceptable to SeaChange (which shall include, without limitation, a mutually agreed to noncompete provision of one year), you shall be entitled to severance (“Severance”) in an amount equal to twelve (12) months of base salary, payable over twelve (12) months in equal monthly installments, subject to applicable payroll taxes, deductions and withholdings.

Notwithstanding the foregoing, you shall not be entitled to Severance pursuant to the foregoing paragraph (or otherwise under this letter) if you shall have become entitled to any enhanced severance payment for a Covered Termination under the CIC Agreement. Capitalized terms used in this paragraph not otherwise defined in this letter shall have the meanings assigned to such terms in the CIC Agreement.

Please be advised that neither this letter nor its terms, constitutes a contract of employment, or a guarantee of employment for a specific period of time. This letter represents a summary of our at-will employment relationship and, as such, is subject to modification by SeaChange. Both you and SeaChange will have the right to terminate the employment relationship at any time, with or without reason or notice.

SeaChange International, Inc.

177 Huntington Ave STE 1703 # 73480

Boston, MA 02115-3153

You will be eligible on your start date, on the same basis as other employees of SeaChange, to participate in and receive benefits under a 401(k) plan and any SeaChange group medical, dental, life, disability or other group insurance plans. Your eligibility to participate in and receive any particular benefit is subject to, and governed solely by, the applicable plan document. SeaChange reserves the right to modify, change or terminate its benefits and benefit plans from time to time in its sole discretion. Usual, reasonable, and customary business expenses will be reimbursed to you or advanced on your behalf provided, however, that any such expenses not included within SeaChange’s budget shall be subject to Audit Committee review and approval.

This offer is contingent upon the satisfactory presentation of appropriate documentation of your legal right to work in the United States. This documentation (enclosed is a list of documentation which can be used) must be presented prior to your start date. Your employment with SeaChange is also contingent upon a completed successful background and reference check and your execution of SeaChange’s Employee Noncompetition, Nondisclosure and Developments Agreement prior to your start date. Enclosed for your review and completion is a copy of the Employee Noncompetition, Nondisclosure and Developments Agreement.

This offer constitutes the complete agreement between you and SeaChange, contains all of the terms of your proposed employment with SeaChange and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and SeaChange. No variations, modifications or amendments to this offer shall be deemed valid unless reduced to writing and signed by SeaChange and you.

If you have any questions or require clarification, please contact me for resolution. To indicate acceptance of these terms, please sign and return a copy of this letter.

We look forward to your acceptance.

Sincerely,

/s/ Julian Singer
Julian Singer
Director

Enclosures:

Change in Control Severance Agreement

Employee Noncompetition, Nondisclosure and Developments Agreement

List of 1-9 Acceptable Documents

Response requested by September 24, 2021:

I accept the above employment offer and agree to its terms and conditions. By accepting this offer of employment, I acknowledge that no prior employment obligations or other contractual restrictions exist which preclude my employment with SeaChange International. I represent that I am not relying on any representations made to me by anyone other than as set forth above.

Accepted:

/s/ Peter D. Aquino	Date:	9/22/2021
Peter D. Aquino

EMPLOYEE NONCOMPETITION,

NONDISCLOSURE AND DEVELOPMENTS AGREEMENT

In consideration and as a condition of my employment by SeaChange International, Inc. (the “Company”), as well as my access to Company confidential and proprietary business information, I hereby agree with the Company as follows:

1.    During the period of my employment by the Company (the “Employment Period”), I will devote my full time and best efforts to the business of the Company.

2.    During the period of my employment by the Company and for one (1) year thereafter (and regardless of the reason for my termination), I agree that I will not, directly or indirectly, solicit or hire (or attempt to solicit or hire) any employee, consultant or independent contractor of the Company, assist in such solicitation or hiring in any way, or in any way encourage, induce or solicit any such employee, consultant or independent contractor to terminate his or her relationship with the Company.

3.

(a)    I will not at any time, whether during or after the Employment Period, reveal to any person or entity any confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), except as may be required in the ordinary course of performing my duties as an employee of the Company, and I shall keep secret all matters entrusted to me and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company. Further, I agree that during and after the Employment Period I shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

(b)    I further agree that during the term of my employment by the Company and at any time following the termination of my employment by the Company for any or no reason, whether voluntary or involuntary, with or without cause, I will not disclose to others, use or publish (other than as may be required by my duties while employed by the Company in the ordinary course of the Company’s business) any Company Trade Secrets. The term “Trade Secrets” shall be given its broadest possible interpretation under the law of Massachusetts and under the Defend Trade Secrets Act of 2016, and shall include (without limitation) all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, that is compiled, or memorialized physically, electronically, graphically, photographically, or in writing by the Company.

(c)    I acknowledge and understand that: (i) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; (iii) if I file a lawsuit for retaliation for reporting a suspected violation of law I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, provided I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

(d)    I understand that, notwithstanding the forgoing, this Agreement does not limit my ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board,

the Occupational Safety and Health Administration, the Securities and Exchange Commission, any agency Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice, to any Government Agency.

4.    If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned me by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then:

(a)    such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise;

(b)    I shall promptly disclose to the Company (or any persons designated by it) each such Development;

(c)    as may be necessary to ensure the Company’s ownership of such Developments, I hereby assign any rights (including, but not limited to, any copyrights and trademarks) I may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation; and

(d)    I shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

5.    I will, during and after the Employment Period, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(a)    to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)    to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection. In the event the Company is unable, after reasonable effort, to secure my signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

6.    I represent that the Developments identified in the pages, if any, attached hereto as Exhibit A comprise all the unpatented and unregistered copyrightable Developments which I have made, conceived or created prior to the Employment Period, which Developments are excluded from this Agreement. I understand that it is only necessary to list the title and purpose of such Developments but not details thereof.

7.    I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder. I further agree and acknowledge that the post-employment non-competition provision set forth in Paragraph 1 hereof, and the remedies set forth in this paragraph, are necessary and reasonable to protect the business of the Company.

8.    I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment.

9.    No claim of mine against the Company shall serve as a defense against the Company’s enforcement of any provision of this Agreement.

10.    I represent that my performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement between me and any prior employer. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict with the terms of this Agreement.

11.    Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

12.    I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

13.    My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

14.    The term “Company” shall include SeaChange International, Inc. and any of its subsidiaries, subdivisions, affiliates and assigns. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

15.    I acknowledge that my covenants in this Agreement are given in exchange for, among other things, my employment and the terms and conditions of such employment. My covenants are not tied to my present role, title or responsibilities. Therefore, the covenants in this Agreement shall survive any change in my role, title, responsibilities, compensation, benefits, or any other term or condition of my employment.

16.    For the one (1) year period after the termination of my employment, and regardless of the reasons for such termination, I agree to provide a copy of this Agreement to any employer, prospective employer or other prospective recipient of my services; and I authorize the Company to provide a copy of this Agreement to any person or entities that may or does employ or do business with, or consider employing or doing business with, me in the future.

17.    This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained only and exclusively in any state or federal court located in Massachusetts, and both parties hereby consent to the jurisdiction and venue of any such court. Both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

18.    I understand and agree that in the event I breach or fail to honor any term of this Agreement, and the Company is successful in whole or in part in any legal or equitable action to defend its rights under or to enforce any terms of this Agreement, I shall be required to reimburse the Company for all costs, expenses and reasonable attorneys’ fees associated with such action.

19.    This Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement, between me and the Company with respect to the subject matter hereof.

20.    This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

Very truly yours,

/s/ Julian Singer
Julian Singer
Director

Intending to be legally bound hereby, I have signed this Agreement under seal as of the day and year written below. I hereby acknowledge that I have been advised and am aware of my right to consult with an attorney prior to signing this Agreement.

AGREED TO AND ACCEPTED

By:	/s/ Peter D. Aquino	Date: 9/22/2021,
Name:	Peter D. Aquino

EXHIBIT A

Prior Developments

TO:	SeaChange International, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions

1.    Except as listed in Section 2 below, the following is a complete list of all inventions, copyrighted works or improvements relevant to the subject matter of my employment by SeaChange International, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐    Additional sheets attached.

2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

☐    Additional sheets attached.